EXHIBIT 5.01

[Baker & Hostetler LLP Letterhead]

July 8, 2008

TFS Financial Corporation

7007 Broadway Avenue

Cleveland, Ohio 44105

Ladies and Gentlemen:

We have acted as counsel to TFS Financial Corporation, a federally chartered corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof relating to the offering of up to 23,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the TFS Financial Corporation 2008 Equity Incentive Plan (the “Plan”).

We have examined the Plan and such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based solely thereon, we are of the opinion that the Common Stock available for issuance under the Plan, when issued, delivered and paid for pursuant to the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

We assume that the appropriate action will be taken, prior to the offer and sale of the Common Stock, to register and qualify the Common Stock for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of Ohio and the federal laws of the United States of America.

This opinion is expressed as of the date hereof. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP